Exhibit 4.78

[Translation of Chinese Original]

Capital Increase Agreement for Beijing Joysee Technology Co., Ltd.

Among

Beijing Novel-Super Digital TV Technology Co., Ltd.

Beijing Super TV Co., Ltd.

and

Beijing Ying Zhi Cheng Technology Co., Ltd.

The Capital Increase Agreement (“Agreement”) is made on May 24, 2011 in Beijing by and among the following parties:

Party A: Beijing Super TV Co., Ltd.

Legal representative: Jianhua Zhu

Add.: 4/F, Tower B, Jing-Meng High-Tech Building No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Party B: Beijing Ying Zhi Cheng Technology Co., Ltd.

Legal representative: Jun Hong

Add.: 2/F, Tower B, Jing-Meng High-Tech Building, No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Party C: Beijing Novel-Super Digital TV Technology Co., Ltd.

Legal representative: Jianhua Zhu

Add.: 4/F, Tower B, Jing-Meng High-Tech Building, No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Party D: Beijing Joysee Technology Co., Ltd. (“Party D” or “Company”)

Legal representative: Jun Hong

Add.: Building 3, No. 3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, 100085, Beijing

Party A, Party B, Party C and Party D hereto are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas,

1.	Party D is a joint stock limited company engaged in intelligent terminal and its value-added business, which was established by Party A and Party B on April 29, 2011 in Beijing.

2.	Party D issued 6 million shares to Party C by means of share issuance.

3.	Party C made the Shareholder Agreement with Party A and Party B on May 24, 2011 and agreed to subscribe for new shares of the Company according to the Agreement and the conditions set forth in the Shareholder Agreement.

NOW, THEREFORE, it is agreed as follows concerning Party C’s subscription for Party D’s new shares through friendly negotiation on the basis of equality and mutual benefit in accordance with the Company Law of the People’s Republic of China.

Article 1 Subscription for Increased Capital

1.1	It is agreed that estimated value of Party C’s investment in Party D prior to the date of this capital increase is RMB30 million (“Company’s Estimated Value”). Party A and Party B confirm that they will not require increasing the consideration for capital increase or the Company’s Estimated Value due to changes in value addition of the Company’s assets from the date of the Agreement to the closing date.

1.2	According to the terms and conditions of the Agreement, Party D shall issue and distribute 6 million new shares to Party C, and Party C agrees to subscribe for the Company’s new shares at the price of RMB6 million (“Consideration for Capital Increase”).

1.3	Arrangement of the Consideration for Capital Increase: Party D’s registered capital will be increased to RMB36 million after Party C remits the Consideration for Capital Increase to Party D’s account in full amount for subscribing for new shares.

1.4	Date of payment: Party C shall, within fifteen (15) days as of the date of the Agreement, remit the Consideration for Capital Increase to Party D’s account in full amount.

1.5	Party D’s account Name: Capital Contribution Account of Beijing Joysee Technology Co., Ltd. Bank: Bank of Beijing Hangtian Sub-branch A/C.: [ ]

1.6	After completion of this capital increase, the equity proportion of the Company’s shareholders is as follows:

Shareholder (Name or Title)	Subscription			Paid-up Amount up to the Date of Application for Alteration Registration
	Shares Subscribed for	Method of Capital Contribution	Date of Capital Contribution	Shares Subscribed for	Method of Capital Contribution	Date of Capital Contribution
Beijing Super TV Co., Ltd.	27,000,000	In cash	April 29, 2011	27,000,000	In cash	April 29, 2011
Beijing Ying Zhi Cheng Technology Co., Ltd.	3,000,000	In cash	April 29, 2011	3,000,000	In cash	April 29, 2011
Beijing Novel-Super Digital TV Technology Co., Ltd.	6,000,000	In cash	May 2011	6,000,000	In cash	May 2011
Total	36,000,000
	RMB36,000,000 paid in cash

1.7	By execution of the Agreement, Party A and Party B hereby irrevocably waive the first refusal for subscribing for the Company’s new shares set forth in the Articles of Association of the Company or any other valid written legal document.

1.8	All costs and expenses incurred from this capital increase (including, but not limited to, charges payable to the examination and approval authority and charges for alteration registration) shall be for the account of Party D.

Article 2 Special Provisions on Issuance of New Shares

2.1	Conditions precedent to the issuance of new shares: Party D agrees to issue 6 million additional shares to Party C in order to meet the laws and the requirements of the Company’s Employee Incentive Plan. Party D is sufficiently aware of the conditions precedent to Party D’s issuance of new shares and agrees to perform its obligations as follows.

2.2	6 million shares obtained by Party C by subscribing to Party D’s new shares shall be for implementation of Party D’s Employee Incentive Plan. Party C agrees to transfer all or part of the shares it holds to the Company’s inspired employees at the price of RMB1 per share.

2.3	Without the written consents of Party A and Party B, Party C shall not transfer the aforesaid shares to any third person.

Article 3 Termination

The Agreement may be terminated in case of the following circumstances:

3.1	the Parties reach a written agreement;

3.2	the Agreement cannot be performed continually as a result of force majeure event as mentioned herein, which lasts more than six (6) months.

Article 4 Confidentiality

4.1	Unless otherwise stipulated, each party shall deem as confidential, and shall not disclose or use, any information with respect to the following issues received or obtained for execution and performance of the Agreement (or any agreement made under this Agreement):

1)	terms of the Agreement, and those of any agreement made hereunder;

2)	negotiation in connection with the Agreement (and any other agreement); or

3)	business, financial affairs or other affairs of any other party (including future plans and targets).

4.2	In case of the following circumstances, Article 4.1 may not be used for prohibiting disclosure or use of any information:

1)	which is to be disclosed or used in accordance with laws, rules or regulations of any regulatory authority or any recognized securities exchange;

2)	which is to be disclosed or used for granting all interests hereunder to one party;

3)	which is to be disclosed or used for any judicial procedure arising from or under the Agreement or any other agreement made under the Agreement, or reasonably disclosing tax affairs of the disclosing party to any tax authority;

4)	which is disclosed to each party’s professional consultants who shall abide by the provisions of Article 4.1 on such information, as if they are the parties hereto;

5)	which has been in public domain through no breach of the Agreement; or

6)	of which disclosure or use has been approved by the other party.

Article 5 Default Liability

5.1	Where the Agreement cannot be performed, whether completely or in part, due to each party’s default, the breaching party shall assume the default liability; if each party is in fault, the Parties shall assume their respective default liabilities in terms of actual circumstances.

5.2	Each party’s default activity shall entitle non-breaching parties to send a written notice to the breaching party. Unless the breaching party takes timely and sufficient remedies within seven days, the non-breaching parties shall have the right to claim for damages.

Article 6 Applicable Law and Dispute Settlement

6.1	Any dispute arising from execution, interpretation and performance of the Agreement and in connection with the Agreement shall be governed by Chinese laws in effect.

6.2	During performance of the Agreement, any dispute in connection with the Agreement shall be settled through friendly negotiation by the Parties. Where a dispute cannot be settled through negotiation within thirty days as of the occurrence date, each party has the right to submit the dispute to Beijing Arbitration Committee for arbitration according to its arbitration rules then in effect. Arbitral awards shall be final and binding upon the Parties.

Article 7 Notice

Any and all notices, demands, orders or other communications required or to be made under the Agreement shall be in writing and sent by the following one or several methods. Notices shall be deemed served on: (a) the date of delivery in case of delivery in person; (b) the date as mentioned in the confirmation note of fax transmission if sent by fax; or (c) on the tenth (10th) business day after delivery to the express if sent by EMS or other express; if the date of written confirmation sent by the express to addresser is earlier than the aforesaid date, the date confirmed in writing shall be the service date. All notices, demands, orders and other communications shall be sent to the following addresses or other addresses informed to the other parties from time to time:

Party A: Beijing Super TV Co., Ltd.

Add.: 4/F, Tower B, Jing-Meng High-Tech Building, No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Fax: (010) - [62975009]

Party B: Beijing Ying Zhi Cheng Technology Co., Ltd.

Add.: 2/F, Tower B, Jing-Meng High-Tech Building, No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Fax: (010) - [62975009]

Party C: Beijing Novel-Super Digital TV Technology Co., Ltd.

Add.: 4/F, Tower B, Jing-Meng High-Tech Building, No. 5 Shangdi E. Road, Haidian District, 100085, Beijing

Fax: (010) - [62975009]

Party D: Beijing Joysee Technology Co., Ltd.

Registered add.: Building 3, No. 3 Xijing Road, Badachu Hi-tech Park, Shijingshan District, 100085, Beijing

Fax: (010) - [62975009]

Article 8 Miscellaneous

8.1	The Agreement shall take effect upon signatures and seals of the Parties.

8.2	No party may amend all or part of the terms of the Agreement or rescind the Agreement without a written agreement among all the Parties through negotiation.

8.3	Any matter uncovered herein shall be specified in the supplementary agreement through unanimous consent of the Parties. The supplementary agreement shall have equal legal effect with the present Agreement.

8.4	The Agreement shall be written in Chinese in four duplicates with equal legal effect, one for each party.

[This page is intentionally left blank. It is the signature page of the Agreement.]

Party A: Beijing Super TV Co., Ltd. (Seal)

Legal representative/Authorized representative (signature): /s/ Jianhua Zhu

Party B: Beijing Ying Zhi Cheng Technology Co., Ltd. (Seal)

Legal representative/Authorized representative (signature): /s/ Jun Hong

Party C: Beijing Novel-Super Digital TV Technology Co., Ltd. (Seal)

Legal representative/Authorized representative (signature): /s/ Jianhua Zhu

Party D: Beijing Joysee Technology Co., Ltd. (Seal)

Legal representative/Authorized representative (signature): /s/ Jun Hong